United States securities and exchange commission logo





                    November 18, 2022

       Elaine Price
       Chief Financial Officer
       Innovative International Acquisition Corp.
       24681 La Plaza Ste 300
       Dana Point, CA 92629

                                                        Re: Innovative
International Acquisition Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-40964

       Dear Elaine Price:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction